                                                                     EXHIBIT 5.1


                         [Letterhead of William F. Boyd]

January 14, 2004

COUER D'ALENE MINES CORPORATION
400 Coeur d'Alene Mines Building
505 Front Avenue
Coeur d'Alene, Idaho 83814

         Re:    Coeur d'Alene Mines Corporation

Ladies and Gentlemen:

         As counsel for Coeur d'Alene Mines Corporation, an Idaho corporation (the "Company"), I am familiar with the Company's (i) registration statement on Form S-3 (File No. 333-111074), filed with the Securities and Exchange Commission (the "Commission") on December 11, 2003 and the registration statement on Form S-3 filed with the Commission dated January 7, 2004 pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Act") (each, a "Registration Statement," and together, the "Registration Statements"), and (ii) the prospectus dated December 16, 2003 and the accompanying prospectus supplement related thereto dated January 7, 2004 (the "Prospectus"), with respect to the registration of up to $180,000,000 aggregate principal amount of the Company's senior debt securities designated as 1.25% Convertible Senior Notes due 2024 (the "Notes").

         The Notes will be issued pursuant to an Indenture, dated as of January 13, 2004, by and between the Company and The Bank of New York, as trustee (the "Indenture").

         Under certain circumstances and upon the occurrence of certain events, the Notes are convertible into shares (the "Conversion Shares") of the Company's common stock, par value $1.00 (the "Common Stock").

         For the purposes of the opinions set forth below, I have examined and am familiar with the proceedings taken by the Company in connection with the issuance of the Conversion Shares. I have also made such other factual and legal inquiries and examinations as I deemed necessary and appropriate under the circumstances. In arriving at the following opinions, I have relied, among other things, upon my examination of such corporate records of the Company and certificates of officers of the Company and of public officials and such other documents as I have deemed appropriate. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. With respect to agreements and instruments executed by natural persons, I have assumed the legal competency of such persons.

         Based upon the foregoing examination and in reliance thereon, I am of the opinion that the Conversion Shares, when issued in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

         I render no opinion herein as to matters involving the laws of any jurisdiction other than the United States of America and the General Corporation Law of the State of Idaho. This opinion is limited to the effect of the present state of the laws of the United States of America and the State of Idaho and the facts as they presently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or in such facts.

         I consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K, which is incorporated by reference into the Registration Statements and the Prospectus, and I further consent to the use of my name under the caption "Legal Matters" in the Prospectus. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated by the Commission under the Act.

                                                     Very truly yours,

                                                     /s/ William F. Boyd

                                                     William F. Boyd